                                                                      EXHIBIT 23



                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Standard Companies Inc. and in the Registration Statements on
Form S-3 pertaining to the registration of $1.0 billion of debt securities (Registration No. 333-67943), Form S-8 pertaining to the Stock Incentive Plan (Registration No. 33-63007) and Form S-8 pertaining to the Employee Stock Purchase Plan (Registration No. 333-40575) of our reports dated February 14, 2001 with respect to the consolidated financial statements of American Standard Companies Inc. included in the 2000 Annual Report to Shareholders of American Standard Companies Inc., and with respect to the financial statement schedules included in this Annual Report (Form 10-K).


                                               /s/ Ernst & Young LLP

New York, New York
March 30, 2001